EXHIBIT 23.1

                CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Cerner Corporation

We consent to the use of our reports, dated February 14, 2000, relating to the consolidated balance sheets of Cerner Corporation as of January 1, 2000 and January 2, 1999, and the related consolidated statements of operations, changes in equity, and cash flows and related schedule for each of the years in the three-year period ended January 1, 2000, which reports appear in the January 1, 2000 annual report on Form 10-K of Cerner Corporation, incorporated herein by reference.

KPMG LLP
Kansas City, Missouri
August 21, 2000